EX-99.1 PRESS RELEASE, ISSUED FEBRUARY 11, 2004. "THE DRESS BARN, INC. ANNOUNCES ELECTION OF NEW BOARD MEMBER"


 www.dressbarn.com

                              NEWS RELEASE


CONTACT: ARMAND CORREIA
         SENIOR VICE PRESIDENT & CFO
         (845) 369-4600

FOR IMMEDIATE RELEASE
FEBRUARY 11, 2004

           THE DRESS BARN, INC. ANNOUNCES ELECTION OF NEW BOARD MEMBER

     SUFFERN, NY - FEBRUARY 11, 2004 - The Dress Barn, Inc. (NASDAQ - DBRN), one of the nation's leading women's specialty retailers offering quality career and casual fashion apparel at value prices, today announced the election of Marc Lasry as a new member of its Board of Directors.

     Mr. Lasry is one of the pioneers of the distressed securities market, which has been the exclusive focus of his professional career. He is a Founder and Managing Partner of Avenue Capital Group, a distressed fund manager with assets totaling over $5 billion.

     He is also the Founder of Amroc, one of the largest distressed broker/dealers. Prior to operating Amroc as an independent entity, he and Amroc were affiliated with Acadia Partners L.P., an investment partnership whose general partners include Keystone, Inc. (an investment partnership firm that was affiliated with the Robert M. Bass Group), American Express Company, and the Equitable Life Assurance Society of America. From 1988 to 1990, he managed capital for Amroc Investments L.P. in excess of $100 million.

     Mr. Lasry previously was Co-Director of the Bankruptcy and Corporate Reorganization Department at Cowen & Company. Prior to that time, he served as Director of the Private Debt Department at Smith Vasiliou Management Company. Previously, he specialized in bankruptcy law at the New York law firm of Angel & Frankel.

     He holds a B.A. in History from Clark University and a J.D. from New York Law School.

     Elliot S. Jaffe, Chairman of the Board commented, "We are pleased to welcome Marc Lasry to our Board of Directors. Marc is a seasoned executive with an extensive financial and legal background. We look forward to his advice and counsel as a member of our Board of Directors."

     As of January 24, 2004 the Company operated 774 stores in 45 states.